EXHIBIT NO. 99.1

News Release

Media Contact:         Alan H. McCoy, Vice President, Government and Public Relations (513) 425-2826

Investor Contact:      Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel Secures Financing For Middletown Works Emission Control Project

MIDDLETOWN, OH, June 17, 2004—AK Steel (NYSE: AKS) said today it had completed a $62 million industrial revenue bond offering issued through the Ohio Air Quality Development Authority (OAQDA). Proceeds from the offering will be used to assist in financing emission control equipment for the company’s blast furnace and basic oxygen furnaces at its Middletown Works. The company said the bonds will mature June 1, 2024. AK Steel also said it has applied for a $5 million loan from the Ohio Department of Development to assist in financing the project, which is expected to cost approximately $67 million in total.

The equipment is necessary for the company to comply with recently established standards, called Maximum Achievable Control Technology (MACT), under the Clean Air Act. AK Steel said it intends to install the equipment on the blast furnace by May of 2005, a year before the new regulations go into effect. The company intends to complete the installation of MACT controls on its basic oxygen furnaces by May of 2006.

“We commend Governor Bob Taft and his administration for providing this vital assistance for a project that will preserve both the environment and important manufacturing jobs in Ohio,” said James L. Wainscott, president and CEO of AK Steel. “OAQDA’s support is key to moving this project forward, thus helping to preserve jobs at the Middletown Works and the many service sector jobs that are supported by our company in Ohio.”

Headquartered in Middletown, AK Steel produces flat-rolled carbon, stainless and electrical steel products, as well as carbon and stainless tubular steel products, for automotive, appliance, construction and manufacturing markets. For more information, visit www.aksteel.com.

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